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                                                Filed Pursuant to Rule 424(b)(3)
                                                Registration No. 333-47265


PROSPECTUS SUPPLEMENT
(To Prospectus dated June 12, 1998)


                          VERITAS SOFTWARE CORPORATION

                               U.S. $100,000,000
               5 1/4% CONVERTIBLE SUBORDINATED NOTES DUE 2004 AND
            SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION THEREOF

                                ---------------

This document supplements the Prospectus dated June 12, 1998 relating to U.S. $100,000,000 aggregate principal amount of 5 1/4% Convertible Subordinated Notes due 2004 (the "Notes") of VERITAS Software Corporation, a Delaware corporation (the "Company"), under the Securities Act of 1933, as amended (the "Securities Act"), and the shares of Common Stock, $0.001 par value of the Company ("Common Stock"), issuable upon the conversion of the Notes (the "Conversion Shares"). The Notes registered hereby were issued and sold on October 10, 1997 (the "Original Offering") pursuant to an Indenture dated October 1, 1997 (the "Indenture") in transactions exempt from the registration requirements of the Securities Act, by UBS Securities LLC, as the initial purchaser (the "Initial Purchaser") of the Notes, to "qualified institutional buyers" (as defined by Rule 144A under the Securities Act). The Notes and the Common Stock issuable upon conversion thereof may be offered and sold from time to time by the holders named herein or by their transferees, pledgees, donees or their successors (collectively, the "Selling Securityholders") pursuant to this Prospectus Supplement. This Prospectus Supplement is incorporated by reference into the Prospectus and should be read in conjunction with the Prospectus. All terms used herein shall have the meaning assigned to them in the Prospectus.

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                 SEE "RISK FACTORS" BEGINNING ON PAGE 7 OF THE
              ACCOMPANYING PROSPECTUS FOR A DISCUSSION OF CERTAIN
          FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.

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THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

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          The date of this Prospectus Supplement is October 29, 1998.
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     The following information supplements and updates the information found on pages 39-41 of the Prospectus under the caption "Selling Securityholders" by amending such information based upon certain information furnished to the Company through October 29, 1998, as to the security ownership of the Selling Securityholders to add the following to the list of Selling Securityholders:

                                                                                       Number of
                                Principal Amount of                                 Conversion Shares
                                 Notes Beneficially          Percentage of            That May Be
Selling Securityholder              Owned That             Notes Outstanding          Sold(1)(2)
----------------------          -------------------        -----------------        -----------------
Warburg Dillon Read LLC......     $1,500,000.00(3)               1.5%                  23,255(3)

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(1) Includes shares of Common Stock issuable upon conversion of the Notes.
(2) Assumes a conversion price of $64.50 per share and a cash payment in lieu of any fractional share interest; such conversion price is subject to adjustment as described under "Description of Notes -- Conversion." Accordingly, the number of Shares of Common Stock issuable upon conversion of the Notes may increase or decrease from time to time. Under the terms of the Indenture, fractional shares will not be issued upon conversion of the Notes; cash will be paid in lieu of fractional shares, if any.
(3) Represents an incremental $1,500,000 principal amount of Notes and 23,255 related Conversion Shares for the listed Selling Securityholder. On July 20, 1998, a Prospectus Supplement was filed with the Securities and Exchange Commission to cover $33,375,000 of Notes and 517,441 related Conversion Shares then owned by this Selling Securityholder.